ARTICLES OF AMENDMENT

                                       TO

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                       MULTI-LINK TELECOMMUNICATIONS, INC.
                         ------------------------------

     PURSUANT TO SECTION 7-110-106 OF THE COLORADO BUSINESS CORPORATION ACT
                          -----------------------------

      The undersigned President of Multi-Link Telecommunications, Inc. ("Corporation") DOES HEREBY CERTIFY:

      FIRST: The name of the Corporation is Multi-Link Telecommunications, Inc.

      SECOND: Article II of the Restated Articles of Incorporation is amended by deleting paragraph A thereto in its entirety and substituting a new paragraph A in lieu thereof to read as follows:

              A. General. The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 155,000,000 shares, of which 150,000,000 shares shall be classified as common stock, no par value per share ("Common Stock"), and 5,000,000 shares shall be classified as preferred stock, $0.01 par value per share ("Preferred Stock"). The Common Stock and the Preferred Stock shall each constitute a separate class of shares. Cumulative voting shall not be permitted in the election of directors or otherwise by any class of shares of the Corporation.

      THIRD: These Articles of Amendment to the Restated Articles of Incorporation were proposed and recommended for shareholder approval by the Board of Directors of the Corporation pursuant to the unanimous written consent of the Board of Directors of the Corporation in lieu of meeting dated April 7, 2005. At a Special Meeting of Shareholders held on May 23, 2005, the number of votes cast in favor of the amendments set forth herein by the shareholders of the Corporation was sufficient for approval of the amendments.

      IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 23rd day of May , 2005.



                                              /s/ Kevin R. Keating
                                              --------------------------------
                                              Kevin R. Keating, President